Exhibit 3


A copy of this notice was lodged with the Australian Securities & Investments Commission ("ASIC") on 28 April 2005. ASIC takes no responsibility for the contents of the notice.


                     NOTICE OF VARIATION OF TAKEOVER OFFERS

              FOR ALL OF THE ORDINARY SHARES IN WMC RESOURCES LTD

TO:         WMC RESOURCES LTD ABN 76 004 184 598 ("WMC RESOURCES")

AND TO: The holders of all of the ordinary shares in WMC RESOURCES registered at 7:00pm Melbourne time on 21 March 2005 (the "Offerees") and to the holders of WMC Resources Options registered at 7:00pm Melbourne time on 21 March 2005.

1. EXTENSION OF OFFER PERIOD

      By this notice BHP Billiton Lonsdale Investments Pty Ltd ABN 75 004 346 972 ("BHP BILLITON LONSDALE") VARIES its offers dated 29 March 2005 for all of the ordinary shares in WMC Resources (the "OFFERS") by:

     (a)  extending   the  period  during  which  the  Offers  remain  open  for acceptance until 7.30pm Melbourne time on 3 June 2005; and

     (b) substituting the date "3 June 2005" for the date "6 May 2005", in clause 2 of the Offers.

2.          DATE FOR GIVING NOTICE AS TO STATUS OF CONDITIONS

      The new date in clause 5.5 of the Offers for giving notice under section 630 of the Corporations Act as to the status of conditions in clause 5.1 of the Offers is 26 May 2005.



DATED       28 April 2005

SIGNED on behalf of BHP Billiton Lonsdale Investments Pty Ltd by Charles W. Goodyear and John C. Fast being directors of BHP Billiton Lonsdale Investments Pty Ltd who are authorised to so sign by a resolution passed at a meeting of the directors of BHP Billiton Lonsdale Investments Pty Ltd.





/s/ C.W. Goodyear
------------------------------
C.W. GOODYEAR - DIRECTOR





/s/ J.C. Fast
-----------------------------
J.C. FAST - DIRECTOR